Exhibit 99.1

News Release
Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2018 SECOND QUARTER RESULTS

•                  Q2 2018 retail segment comparable sales up 1.7%

•                  Q2 2018 GAAP diluted EPS of $0.97 and adjusted diluted EPS(1) of $1.07

•                  Q2 2018 custom sales doubled versus last year; sales averaged $4 million per week

•                  Total debt reduced by $70 million in Q2; down $325 million year-over-year

•                  Company reaffirms outlook for FY 2018 adjusted diluted EPS of $2.35 to $2.50

FREMONT, CA — September 12, 2018 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal second quarter ended August 4, 2018.

For the second quarter ended August 4, 2018, the Company reported GAAP diluted earnings per share of $0.97 and adjusted diluted earnings per share(1) of $1.07, compared to GAAP diluted earnings per share of $1.19 for the same period a year ago.  There were no adjusted items in last year’s second quarter.

“We are pleased to report positive comparable sales for all of our retail brands this quarter.  We executed well on growing our custom business and on increasing transactions through brand marketing campaigns and enhanced omni-channel initiatives,” said Tailored Brands CEO Doug Ewert.  “I am also pleased with the progress we are making to move to a leaner, more efficient inventory model, which is particularly important as custom clothing becomes a larger percentage of our mix.  With leaner inventories, we can improve the customer experience and free-up working capital.”

Ewert added, “We continue to strengthen our balance sheet.  During the quarter, we completed a $175 million partial redemption of our senior notes and our total debt is down $325 million versus a year ago.”

Second quarter 2018 GAAP results include charges of $8.1 million related to the partial redemption of $175 million of the Company’s senior notes, $4.4 million related to the closure of a rental product distribution center, and $0.2 million related to an unfavorable final working capital adjustment associated with the previously announced divestiture of the MW Cleaners business.  Of the $12.7 million total charges, $6.3 million were non-cash.

(1)             In the second quarter of fiscal 2018, adjusted items consist of a loss on extinguishment of debt related to the partial redemption of $175 million of the Company’s senior notes, costs related to the closure of a rental product distribution center and an unfavorable final working capital adjustment related to the previously announced divestiture of the MW Cleaners business.  There were no adjusted items in last year’s second quarter. See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS.

Second Quarter Fiscal 2018 Results

Net Sales Summary(1)

	Net Sales (U.S. dollars, in millions)	% Total Sales Change	Comparable Sales Change(2)

Retail	$767.9	-3.2%	1.7%
Men’s Wearhouse	$445.2	-3.0%	1.0%
Jos. A. Bank	$172.4	-1.1%	2.0%
K&G	$83.6	-2.5%	3.5%
Moores(3)	$66.6	2.0%	3.7%
Corporate Apparel	$55.5	-3.9%

Total Company(4)	$823.4	-3.2%

(1)             Amounts may not sum due to rounded numbers.

(2)             Comparable sales is defined as net sales from stores open at least 12 months at period end and includes e-commerce sales.  Due to the 53-week to 52-week calendar shift, second quarter 2018 comparable sales are compared with the 13-week period ended August 5, 2017.

(3)             The Moores comparable sales change is based on the Canadian dollar.

(4)             On March 3, 2018, the Company sold its MW Cleaners business.

Net Sales

Total net sales decreased 3.2% to $823.4 million. Retail net sales decreased 3.2% primarily due to a $26.9 million decrease in rental services revenue due to the 53-week to 52-week calendar shift, the earlier prom season and a shift in demand for weddings to the third quarter.  This was partially offset by an increase in retail clothing sales, which drove positive 1.7% retail comparable sales.

Corporate apparel net sales decreased 3.9%, or $2.2 million, primarily due to lower sales in the UK partially offset by the impact of a stronger British pound this year.  The Company now expects Corporate apparel net sales to decrease by a low-single-digit percentage in fiscal 2018 due to recent trends in the UK business.

Comparable Sales

Men’s Wearhouse comparable sales increased 1.0%. Comparable sales for clothing increased primarily due to an increase in transactions and a slight increase in average unit retail, partially offset by a decrease in units per transaction. Comparable rental services revenue decreased 11.5%, primarily reflecting timing impacts of the 53-week to 52-week calendar shift, an earlier prom season, and a shift in demand for weddings to the third quarter.   The Company expects to report roughly flat comparable rental services revenue in the third quarter.

Jos. A. Bank comparable sales increased 2.0% primarily due to an increase in transactions, partially offset by a slight decrease in units per transaction, while average unit retail was flat.

K&G comparable sales increased 3.5% primarily due to an increase in units per transaction and average unit retail partially offset by a slight decrease in transactions.

Moores comparable sales increased 3.7% primarily due to increases in both transactions and average unit retail, while units per transaction were flat.

Gross Margin

On a GAAP basis, consolidated gross margin was $368.9 million, a decrease of $27.8 million, primarily due to the decrease in net sales.  As a percent of sales, consolidated gross margin decreased 180 basis points to 44.8%.  On an adjusted basis, consolidated gross margin decreased 130 basis points, primarily due to a decrease in retail segment gross margin rate.

On a GAAP basis, retail segment gross margin was $354.0 million, a decrease of $28.0 million, which included the write-off of $4.0 million of rental product in conjunction with the closure of one of our rental product distribution centers.  As a percent of sales, retail segment gross margin decreased 210 basis points to 46.1%.

On an adjusted basis, retail segment gross margin decreased $24.0 million, or 160 basis points, primarily due to the decrease in rental services revenue and deleveraging of occupancy costs as a percent of sales, both of which were associated with lower net sales as a result of the previously mentioned calendar shifts, as well as deeper discounts on seasonal merchandise in support of the Company’s strategy to move to a more efficient inventory model.

Advertising Expense

Advertising expense decreased $1.2 million to $38.7 million and was flat as a percent of sales at 4.7%.

Selling, General and Administrative Expenses (“SG&A”)

On a GAAP basis, SG&A decreased $6.1 million to $242.3 million but increased 20 basis points as a percent of sales.  On an adjusted basis, SG&A decreased $6.6 million to $241.7 million primarily due to the MW Cleaners divestiture and the receipt of insurance proceeds related to last year’s hurricanes, but increased 20 basis points as a percent of sales to 29.4%, due to deleveraging on lower sales associated with the calendar shift.

Operating Income

On a GAAP basis, operating income was $88.0 million compared to $108.5 million last year.  On an adjusted basis, operating income was $92.5 million compared to $108.5 million last year.  As a percent of sales, adjusted operating margin decreased 150 basis points to 11.2%.

Net Interest Expense and Net Loss on Extinguishment of Debt

Net interest expense was $20.7 million compared to $25.1 million last year.  The decrease in interest expense resulted from the reduction of outstanding debt.

On a GAAP basis, net loss on extinguishment of debt was $8.1 million compared to a net gain on extinguishment of debt of $3.3 million last year.  The net loss on extinguishment of debt consisted of the 3.5% premium on the $175 million partial redemption of the Company’s senior notes as well as the write-off of related deferred financing costs.  On an adjusted basis, there was no net loss on extinguishment of debt for the quarter compared to a net gain on extinguishment of debt of $3.3 million in the second quarter last year.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 16.7% compared to 32.5% last year.  On an adjusted basis, the effective tax rate was 23.9% compared to 32.5% last year.  Both the GAAP and the adjusted effective tax rates reflect the impact of the Tax Cuts and Jobs Act of 2017.

Net Earnings and EPS

On a GAAP basis, net earnings were $49.2 million compared to $58.5 million last year.  Diluted EPS was $0.97 compared to $1.19 last year.

On an adjusted basis, net earnings were $54.6 million compared to $58.5 million last year.  Adjusted diluted EPS was $1.07 compared to $1.19 last year.

Balance Sheet Highlights

Cash and cash equivalents at the end of the second quarter of 2018 were $68.2 million, a decrease of $44.5 million compared to the end of the second quarter of 2017, primarily due to the use of cash on hand to fund a portion of the $175 million partial redemption of senior notes.  At the end of the second quarter of 2018, there were $104.5 million of borrowings outstanding on our revolving credit facility, which was used to fund the remaining portion of the senior notes redemption.

Inventories decreased $158.3 million to $786.5 million at the end of the second quarter of 2018, compared to the end of the second quarter of 2017, primarily due to a 16.8% reduction in retail segment inventories.

In addition to the senior notes partial redemption, during the second quarter, the Company made its scheduled $2.3 million payment on its term loan.  Total debt at the end of the second quarter of 2018 was approximately $1.2 billion, a decrease of $324.6 million compared to the end of the second quarter of 2017.

Cash flow from operating activities for the six months ended August 4, 2018, was $198.0 million compared to $140.5 million last year.  The increase was driven by higher net earnings, after adjusting for certain items primarily related to extinguishment of debt, and a planned reduction in inventory purchases.

Capital expenditures for the six months ended August 4, 2018, were $24.6 million compared to $34.0 million last year.

FISCAL 2018 FULL YEAR OUTLOOK

The Company is increasing its outlook for comparable sales and reaffirming its guidance for other key fiscal 2018 metrics as follows:

•                  Earnings per Share: The Company continues to expect to achieve adjusted diluted EPS in the range of $2.35 to $2.50.

•                  Comparable Sales: The Company continues to expect comparable sales for Men’s Wearhouse and Jos. A. Bank to be positive low-single-digits.  The Company is increasing its outlook for Moores comparable sales to be positive low-single-digits, up from flat-to-up slightly, and raising its outlook for K&G comparable sales to be flat-to-up slightly, up from flat-to-down slightly.

•                  Effective Tax Rate: The Company continues to expect an effective tax rate of approximately 25%.

•                  Inventory: The Company continues to expect to reduce inventories by a high-single-digit percentage.

•                  Capital Expenditures: The Company continues to expect capital expenditures of approximately $100 million.

•                  Depreciation and Amortization: The Company continues to expect depreciation and amortization of approximately $100 million.

•                  Real Estate: The Company continues to expect approximately net 10 store closures in 2018 resulting from its continuous review of its real estate portfolio for opportunities to optimize its fleet as lease terms expire.

The Company noted that fiscal 2018 is a 52-week year versus the 53-week fiscal 2017.

STORE INFORMATION

	August 4, 2018		July 29, 2017		February 3, 2018
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	719	4,036.3	718	4,032.0	719	4,036.0

Jos. A. Bank (b)	487	2,293.7	496	2,337.1	491	2,309.9

Men’s Wearhouse and Tux	49	73.3	54	81.0	51	77.0

Moores	126	787.5	126	789.1	126	787.5

K&G (c)	88	2,028.4	90	2,076.3	90	2,065.0

Total	1,469	9,219.2	1,484	9,315.5	1,477	9,275.4

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14 franchise stores.

(c)  84, 85, and 86 stores offering women’s apparel at the end of each period, respectively.

Conference Call and Webcast Information

At 5:00 p.m. Eastern time on Wednesday, September 12, 2018, management will host a conference call and webcast to discuss fiscal 2018 second quarter results.  To access the conference call, please dial 201-689-8029.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  The webcast archive will be available on the website for approximately 90 days.

About Tailored Brands, Inc.

As the leading specialty retailer of men’s tailored clothing and largest men’s formalwear provider in the U.S. and Canada, Tailored Brands helps men love the way they look for work and special occasions.  We serve our customers through an expansive omni-channel network that includes over 1,400 stores in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.dimensions.co.uk, www.alexandra.co.uk and www.twinhill.com.

This press release contains forward-looking information, including the Company’s statements regarding its 2018 outlook for adjusted earnings per share, comparable sales, effective tax rate, inventory, capital expenditures, depreciation and amortization, and net store closures. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key personnel; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes in demand for clothing or rental product; market trends in the retail business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies, including the enactment of duties or tariffs; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches and legal proceedings.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

(Tables Follow)

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended August 4, 2018 and July 29, 2017

(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2018	Sales	2017	Sales

Net sales:
Retail clothing product	$605,788	73.6%	$594,994	69.9%
Rental services	125,095	15.2%	151,978	17.9%
Alteration and other services	37,031	4.5%	46,026	5.4%
Total retail sales	767,914	93.3%	792,998	93.2%
Corporate apparel clothing product	55,516	6.7%	57,760	6.8%
Total net sales	823,430	100.0%	850,758	100.0%

Total cost of sales	454,528	55.2%	454,062	53.4%

Gross margin (a):
Retail clothing product	346,763	57.2%	346,364	58.2%
Rental services	105,729	84.5%	128,021	84.2%
Alteration and other services	3,282	8.9%	10,950	23.8%
Occupancy costs	(101,772)	-13.3%	(103,326)	-13.0%
Total retail gross margin	354,002	46.1%	382,009	48.2%
Corporate apparel clothing product	14,900	26.8%	14,687	25.4%
Total gross margin	368,902	44.8%	396,696	46.6%

Advertising expense	38,661	4.7%	39,888	4.7%
Selling, general and administrative expenses	242,255	29.4%	248,343	29.2%

Operating income	87,986	10.7%	108,465	12.7%

Interest expense, net	(20,742)	-2.5%	(25,069)	-2.9%
(Loss) gain on extinguishment of debt, net	(8,122)	-1.0%	3,281	0.4%

Earnings before income taxes	59,122	7.2%	86,677	10.2%

Provision for income taxes	9,884	1.2%	28,206	3.3%

Net earnings	$49,238	6.0%	$58,471	6.9%

Net earnings per diluted common share	$0.97		$1.19

Weighted-average diluted common shares outstanding	50,851		49,172

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Six Months Ended August 4, 2018 and July 29, 2017

(In thousands, except per share data)

	Six Months Ended
		% of		% of
	2018	Sales	2017	Sales

Net sales:
Retail clothing product	$1,219,432	74.3%	$1,178,579	72.1%
Rental services	225,322	13.7%	246,798	15.1%
Alteration and other services	78,003	4.8%	92,926	5.7%
Total retail sales	1,522,757	92.8%	1,518,303	92.9%
Corporate apparel clothing product	118,637	7.2%	115,361	7.1%
Total net sales	1,641,394	100.0%	1,633,664	100.0%

Total cost of sales	927,268	56.5%	904,528	55.4%

Gross margin (a):
Retail clothing product	684,187	56.1%	677,070	57.4%
Rental services	191,299	84.9%	206,673	83.7%
Alteration and other services	10,076	12.9%	23,378	25.2%
Occupancy costs	(202,791)	-13.3%	(208,415)	-13.7%
Total retail gross margin	682,771	44.8%	698,706	46.0%
Corporate apparel clothing product	31,355	26.4%	30,430	26.4%
Total gross margin	714,126	43.5%	729,136	44.6%

Advertising expense	79,894	4.9%	82,140	5.0%
Selling, general and administrative expenses	493,349	30.1%	507,529	31.1%

Operating income	140,883	8.6%	139,467	8.5%

Interest expense, net	(42,638)	-2.6%	(50,623)	-3.1%
(Loss) gain on extinguishment of debt, net	(20,833)	-1.3%	3,996	0.2%

Earnings before income taxes	77,412	4.7%	92,840	5.7%

Provision for income taxes	14,265	0.9%	32,530	2.0%

Net earnings	$63,147	3.8%	$60,310	3.7%

Net earnings per diluted common share	$1.24		$1.23

Weighted-average diluted common shares outstanding	50,785		49,162

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	August 4,	July 29,
	2018	2017

ASSETS

Current assets:
Cash and cash equivalents	$68,215	$112,741
Accounts receivable, net	65,099	71,900
Inventories	786,510	944,783
Other current assets	87,491	55,432

Total current assets	1,007,315	1,184,856
Property and equipment, net	427,107	459,530
Rental product, net	111,345	139,397
Goodwill	103,686	119,880
Intangible assets, net	165,881	170,113
Other assets	13,497	5,948

Total assets	$1,828,831	$2,079,724

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$145,981	$140,156
Accrued expenses and other current liabilities	313,319	276,616
Income taxes payable	6,659	6,310
Current portion of long-term debt	9,000	8,750

Total current liabilities	474,959	431,832

Long-term debt, net	1,207,377	1,532,255
Deferred taxes and other liabilities	146,484	162,313

Total liabilities	1,828,820	2,126,400

Shareholders’ equity (deficit):
Preferred stock	—	—
Common stock	498	491
Capital in excess of par	498,670	478,174
Accumulated deficit	(470,377)	(497,160)
Accumulated other comprehensive loss	(28,780)	(28,181)

Total shareholders’ equity (deficit)	11	(46,676)

Total liabilities and shareholders’ equity (deficit)	$1,828,831	$2,079,724

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Six Months Ended August 4, 2018 and July 29, 2017

(In thousands)

	Six Months Ended
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$63,147	$60,310
Adjustments to net earnings:
Depreciation and amortization	52,719	53,407
Rental product amortization	19,755	21,205
Asset impairment charges	269	2,867
Loss (gain) on extinguishment of debt, net	20,833	(3,996)
Amortization of deferred financing costs and discount on long-term debt	2,228	3,661
Loss on disposition of assets	7,768	1,381
Other	7,423	8,162
Changes in operating assets and liabilities	23,849	(6,468)

Net cash provided by operating activities	197,991	140,529

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(24,645)	(33,973)
Proceeds from divestiture of business	17,755	—
Acquisition of business, net of cash	—	(457)
Proceeds from sales of property and equipment	—	2,157

Net cash used in investing activities	(6,890)	(32,273)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on original term loan	(993,420)	(8,129)
Proceeds from new term loan	895,500	—
Payments on new term loan	(4,500)	—
Proceeds from asset-based revolving credit facility	199,500	181,550
Payments on asset-based revolving credit facility	(95,000)	(181,550)
Repurchase and retirement of senior notes	(199,365)	(45,167)
Deferred financing costs	(5,644)	—
Cash dividends paid	(18,744)	(18,033)
Proceeds from issuance of common stock	4,113	927
Tax payments related to vested deferred stock units	(6,501)	(1,644)

Net cash used in financing activities	(224,061)	(72,046)

Effect of exchange rate changes	(2,432)	5,642

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(35,392)	41,852

Balance at beginning of period	103,607	70,889
Balance at end of period	$68,215	$112,741

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information, if applicable, for our fiscal second quarter and six months ending August 4, 2018 and July 29, 2017.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results.  For the second quarter of fiscal 2018, adjusted items consist of a loss on extinguishment of debt related to the partial redemption of $175 million of the Company’s senior notes, costs related to the closure of a rental product distribution center and an unfavorable final working capital adjustment related to the previously announced divestiture of the MW Cleaners business.  There were no adjusted items in last year’s second quarter.

Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

A reconciliation of full year fiscal 2018 adjusted EPS, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort.  The inability to provide this reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized.  These GAAP measures may include the impact of items such as costs related to optimizing our capital structure and the tax effect of such items. Historically, the Company has excluded these types of items from non-GAAP financial measures.  The Company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise. The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as costs related to optimizing our capital structure, are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended August 4, 2018

Consolidated Results	GAAP Results	Divestiture of MW Cleaners(1)	Partial Redemption of Senior Notes (2)	Closure of Rental Product Distribution Center (3)	Total Adjustments	Non-GAAP Adjusted Results
Rental services gross margin	$105,729	$—		$4,010	$4,010	$109,739

Total retail gross margin	354,002	—		4,010	4,010	358,012

Total gross margin	368,902	—		4,010	4,010	372,912

Selling, general and administrative expenses	242,255	(154)		(365)	(519)	241,736

Operating income	87,986	154		4,375	4,529	92,515

Loss on extinguishment of debt	(8,122)	—	8,122		8,122	—

Provision for income taxes(4)	9,884				7,263	17,147

Net earnings	49,238				5,388	54,626

Net earnings per diluted common share	$0.97				$0.10	$1.07

(1) Consists of a $0.2 million true up loss for the MW Cleaners business related to the retail segment.

(2) Consists of the $6.1 million premium and elimination of unamortized deferred financing costs totaling $2.0 million related to the partial redemption of senior notes.

(3) Consists of $4.0 million of rental product writeoffs, $0.2 million of accelerated depreciation and $0.2 million of severance costs, all related to the retail segment.

(4) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Six Months Ended August 4, 2018

Consolidated Results	GAAP Results	Divestiture of MW Cleaners(1)	Refinancing of Term Loan (2)	Partial Redemption of Senior Notes (3)	Closure of Rental Product Distribution Center (4)	Total Adjustments	Non-GAAP Adjusted Results
Rental services gross margin	$191,299	$—			$4,010	$4,010	$195,309

Total retail gross margin	682,771	—			4,010	4,010	686,781

Total gross margin	714,126	—			4,010	4,010	718,136

Selling, general and administrative expenses	493,349	(3,766)			(365)	(4,131)	489,218

Operating income	140,883	3,766			4,375	8,141	149,024

Loss on extinguishment of debt	(20,833)	—	11,858	8,122		19,980	(853)

Provision for income taxes (5)	14,265					11,316	25,581

Net earnings	63,147					16,806	79,953

Net earnings per diluted common share	$1.24					$0.33	$1.57

(1) Consists of a $3.8 million loss upon divestiture of MW Cleaners business related to the retail segment.

(2) Consists of the elimination of unamortized deferred financing costs and original issue discount related to the refinancing of the Term Loan totaling $11.9 million.

(3) Consists of the $6.1 million premium and elimination of unamortized deferred financing costs totaling $2.0 million related to the partial redemption of senior notes.

(4) Consists of $4.0 million of rental product writeoffs, $0.2 million of accelerated depreciation and $0.2 million of severance costs, all related to the retail segment.

(5) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Six Months Ended July 29, 2017

Consolidated Results	GAAP Results	Macy’s Termination(1)	Total Adjustments	Non-GAAP Adjusted Results
Rental services gross margin	$206,673	$1,416	$1,416	$208,089

Total retail gross margin	698,706	1,416	1,416	700,122

Total gross margin	729,136	1,416	1,416	730,552

Selling, general and administrative expenses	507,529	(15,736)	(15,736)	491,793

Operating income	139,467	17,152	17,152	156,619

Provision for income taxes(2)	32,530		5,671	38,201

Net earnings	60,310		11,481	71,791

Net earnings per diluted common share	$1.23		$0.23	$1.46

(1) Consists of $12.3 million of termination costs, $1.4 million of rental product write-offs, $1.2 million of asset impairment charges and $2.3 million of other costs.

(2) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.